Exhibit 99

November 3, 2003	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ANNOUNCES

FIRST QUARTER FINANCIAL RESULTS

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS) today announced financial results for the first quarter of fiscal year 2004 ended Sept. 30, 2003. Net sales for the fiscal first quarter increased by 3.4 percent to $7.2 million compared to $6.95 million for the same period one year ago. The company reported net income of $523,000 or $0.23 per share, a 20.2 percent increase compared with last year’s first quarter earnings of $435,000 or $0.19 per share.

“We were pleased with the increased sales in our Zareba Systems and Waters Medical Systems divisions during the first quarter,” said President and Chief Executive Officer Jerry Grabowski. “Even though economic conditions continue to affect many markets, we are beginning to see spending increases in several of our customer segments.

“By managing our operations efficiently in the first quarter, we improved our earnings. While at the same time, we continued to invest in new products and markets that are intended to improve our future sales and earnings,” continued Mr. Grabowski. “We have a focused agenda that will allow us to implement our long-term strategies in lawn and garden, high-tensile electric fencing and perimeter security markets.”

Waters’ Zareba Systems division, representing over 82 percent of total company sales, is North America’s largest manufacturer of electric fence systems.

Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions from three divisions - Zareba Systems, Waters Network Systems, and Waters Medical Systems. A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn. The corporate web site is located at www.wtrs.com.

Waters Instruments, Inc. Condensed Income Statements Highlights
	Three Months Ended
	9/30/03	9/30/02
Net sales	$7,193,000	$6,955,000
Gross profit	$2,671,000	$2,754,000
Operating income	$848,000	$791,000
Net income before tax	$805,000	$690,000
Net income after tax	$523,000	$435,000
Basic net income per share	$0.23	$0.19
Weighted average number of shares outstanding — basic	2,279,174	2,264,449

Page 2 - First Quarter FY2004 Financial Results

Waters Instruments, Inc.
Condensed Balance Sheets Highlights
	9/30/03	6/30/03
Current Assets
• Cash and equivalents	$2,110,000	$806,000
• Account receivables	$4,721,000	$5,785,000
• Inventories	$3,342,000	$3,803,000
• Prepaid expenses and deferred income taxes	$456,000	$419,000
Total Current Assets	$10,629,000	$10,813,000
Net property, plant and equipment	$2,532,000	$2,685,000
Other assets	$5,882,000	$6,002,000
Total Assets	$19,043,000	$19,500,000
Current Liabilities
• Trade payables	$1,767,000	$2,321,000
• Accrued expenses/other accrued liabilities	$1,670,000	$1,648,000
• Current portion of LTD	$1,072,000	$1,061,000
Total Current Liabilities	$4,509,000	$5,030,000
Long-term debt, less current maturities	$2,452,000	$2,661,000
Non-compete liability, less current maturities	$500,000	$750,000
Deferred income taxes	$227,000	$227,000
Total Liabilities and Debt	$7,688,000	$8,668,000
Common stock	$228,000	$228,000
Additional paid-in-capital	$1,368,000	$1,368,000
Retained earnings	$9,759,000	$9,236,000
Total Stockholders’ Equity	$11,355,000	$10,832,000
Total Liabilities and Equity	$19,043,000	$19,500,000

This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relating to improving long-term sales and earnings through investments in new products and markets are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Improving long-term sales and earnings through investments in new products and markets depends on the effectiveness and timing of such investments, changes and delays in product development plans and schedules, customer acceptance of new products, development, introduction, or consumer acceptance of competing products, changes in technology, pricing or other actions by competitors, as well as general economic conditions.

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Contact:         Kathy Hult

                        763-509-7444